SUB-ITEM 77D(G)


                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                      AIM CORE ALLOCATION PORTFOLIO SERIES

On December 13, 2007, the Board of Trustees (the "Board") of AIM Core Allocation Portfolio Series on behalf of Series C and Series M (the "Fund"), approved permitting the Fund to borrow from banks for leverage in an amount not exceeding 5% of the Fund's total assets (not including the amount borrowed) at the time the borrowings is made.